Exhibit 4.1

EXECUTION COPY

SABRE HOLDINGS CORPORATION

TO

SUNTRUST BANK,
AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 13, 2006

$400,000,000 6.350% SENIOR NOTES DUE 2016

SUPPLEMENTAL TO INDENTURE
DATED AS OF AUGUST 3, 2001 BETWEEN
SABRE HOLDINGS CORPORATION AND
SUNTRUST BANK, AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE dated as of March 13, 2006 between Sabre Holdings Corporation, a Delaware corporation having its principal offices at 3150 Sabre Drive, Southlake, Texas 76092 (the “Issuer”) and SunTrust Bank, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer has executed and delivered its Indenture (the “Original Indenture”) dated as of August 3, 2001 to the Trustee to issue from time to time its debentures, notes, or other evidences of indebtedness (collectively, the “Debt Securities”);

WHEREAS, Article Nine of the Original Indenture provides that the Issuer may enter into one or more supplemental indentures for the purpose of issuing one or more series of its Debt Securities and establish the form and terms and conditions thereof, and for other additional purposes;

WHEREAS, pursuant to this Second Supplemental Indenture, the Issuer intends to issue $400,000,000 aggregate principal amount of 6.350% Senior Notes due 2016 (the “Notes”) and establish the forms and the terms and conditions thereof;

WHEREAS, the Board of Directors of the Issuer has approved the creation of the Notes and the form, terms and conditions thereof; and

WHEREAS, the consent of the Holders to the execution and delivery of this Supplemental Indenture is not required pursuant to Section 901 of the Original Indenture, and all other actions required to be taken with respect to this Supplemental Indenture have been taken.

NOW, THEREFORE, IT IS AGREED:

ARTICLE 1
DEFINITIONS

Section 1.01. Terms Defined in the Original Indenture. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.

Section 1.02. Definitions. For the purposes of this supplemental indenture:

“DTC” means The Depository Trust Company.

“Indenture” means the Original Indenture as supplemented by this Second Supplemental Indenture.

“Notes” means the $400,000,000 aggregate original principal amount of the 6.350% Senior Notes due 2016 issued by the Issuer.

“Registered Global Security” means a single fully-registered global security in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto.

ARTICLE 2
THE NOTES

Section 2.01. Form of the Notes. The Notes shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture. The Notes will be represented by a single Registered Global Security, registered in the name of Cede & Co., the nominee of DTC. So long as DTC or its nominee is the registered owner of a Registered Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Registered Global Security for all purposes under the Indenture. Ownership of beneficial interests in the Registered Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests maintained by participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial holders). Beneficial owners will not receive certificates representing their ownership interest in the Notes except in the event that use of the book-entry system for the Notes is discontinued because DTC ceases to qualify as a clearing agency or DTC so requests following an Event of Default.

Section 2.02. Terms and Conditions in the Original Indenture. The Notes shall be governed by all the terms of the Original Indenture, as supplemented by this Second Supplemental Indenture. The terms of this Second Supplemental Indenture will only apply to the Notes.

Section 2.03. Terms of the Series. The information with respect to the Notes required by Section 301 of the Original Indenture is set forth in Exhibit A or as set out below. The Notes will not be issued as units.

Section 2.04. Payment of Principal and Interest. Principal and interest payments on the Notes represented by the Registered Global Security will be made to DTC or its nominee, as the case may be, as the registered owner of the

Registered Global Security. All payments of principal and interest in respect of the Notes will be made by the Issuer in immediately available funds.

Section 2.05. Optional Redemption. The Notes may be redeemed, in whole or in part, at any time and at the option of the Issuer, at the Redemption Price specified in the form of the Notes attached hereto as Exhibit A.

Section 2.06. Interest Rate Adjustment upon a Change of Control. The interest rate payable on the Notes will be subject to adjustment from time to time after the occurrence of any Change of Control as set forth in the form of the Notes attached hereto as Exhibit A.

ARTICLE 3
THE TRUSTEE

Section 3.01. The Trustee. Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE 4
MISCELLANEOUS PROVISIONS

Section 4.01. Ratification. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented as modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.02. Headings. The Article and Section headings herein are for convenience only and shall not effect the construction hereof.

Section 4.03. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 4.04. Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS THEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto fixed and attested, all as of the date first above written.

Sabre Holdings Corporation

		By:	/s/ Jeffery Jackson
			Name:	Jeffery Jackson
			Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Attest:

/s/ James F. Brashear
Name:	James F. Brashear
Title:	Corporate Secretary

SunTrust Bank, as Trustee

		By:	/s/ Patricia Spruell
			Name:	Patricia Spruell
			Title:	Vice President

Attest:

/s/ Olga G. Warren
Name: Olga G. Warren
Title: First Vice President

Exhibit A

REGISTERED	U.S. $400,000,000
CUSIP NO.:785905 AB 6

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DTC”) OR A NOMINEE OF DTC. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEES ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SABRE HOLDINGS CORPORATION

6.350% SENIOR NOTES DUE 2016

Sabre Holdings Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Four Hundred Million United States Dollars (U.S. $400,000,000) on March 15, 2016 (the “Maturity Date”), at the office or agency of the Company referred to below, and to pay interest thereon at the rate set forth above (as may be adjusted as set forth on the reverse of this Security) from March 13, 2006 or the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing September 15, 2006, at the rate of 6.350% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in Atlanta, Georgia, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 13, 2006

Sabre Holdings Corporation as Issuer

By:
Name:
Title:

[Seal]

Attest:
Authorized Signatory

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

SUNTRUST BANK, as Trustee

Attest:
Authorized Signatory

Dated:  March 13, 2006

[FORM OF REVERSE OF SECURITY]

1. Series under Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued or to be issued in one or more series under an indenture dated as of August 3, 2001 (herein called the “Indenture”) between the Company and SunTrust Bank, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000. The Company may, without the consent of the Holders of the Securities, issue additional Securities having the same ranking and same interest rate, maturity and other terms as the Securities. Any additional Securities having such similar terms, together with the Securities, will constitute a single series of Securities under the Indenture.

2. Optional Redemption

The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, such 30 or 60 days, as the case may be, to be counted from the date notice is mailed, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of: (1) 100% of the principal amount of Securities then outstanding, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus 30 basis points, as calculated by an Independent Investment Banker (as defined below); plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Dates or Special Record Dates referred to on the face hereof, all as provided in the Indenture.

For the purposes of calculating the Redemption Price as described above:

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

•                                          the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•                                          if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means:

•                                          each of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New

York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and

•                                          any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

Article 11 of the Indenture shall apply to such redemptions.

3. Interest Rate Adjustments

The interest rate payable on the Securities will be subject to adjustment from time to time after the occurrence of any Change of Control if the debt rating applicable to the Securities (a “rating”) by either Moody’s Investors Service, Inc., (“Moody’s”), or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) is as set forth below.

If, at any time after a Change of Control occurs, the rating of the Securities from Moody’s is a rating set forth in the immediately following table, the interest rate on the Securities will increase from that set forth on the face of this Security by the percentage set opposite that rating:

Rating	Percentage

Ba1	.25%

Ba2	.50%

Ba3	.75%

B1 or below	1.00%

If, at any time after a Change of Control occurs, the rating of the Securities from S&P is a rating set forth in the immediately following table, the interest rate on the Securities will increase from that set forth on the face of this Security by the percentage set opposite that rating:

Rating	Percentage

BB+	.25%

BB	.50%

BB-	.75%

B+ or below	1.00%

If Moody’s or S&P subsequently increases its rating to any of the threshold ratings set forth above, the interest rate on the Securities will be decreased such that the interest rate equals the interest rate set forth on the face of this Security plus the percentages set opposite the ratings from the tables above in effect immediately following the increase. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Securities be reduced to below the interest rate set forth on the face of this Security, and (2) the total increase in the interest rate exceed 2.00% above the interest rate set forth on the face of this Security. If, following any Change of Control, Moody’s increases its rating to Baa2 and S&P increases its rating to BBB, the interest rate on the Securities will remain at, or be decreased to, as the case may be, the interest rate set forth on the face of this Security and no subsequent downgrades in a rating shall result in an adjustment of the interest rate on the Securities as provided herein.

If either Moody’s or S&P ceases to provide a rating, any subsequent increase or decrease in the interest rates of the Securities necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rates of the Securities shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating and a Change of Control has occurred, the interest rates on the Securities will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the face of this Security.

Any interest rate increase or decrease, as described above, will take effect as of the most recent Interest Payment Date, or if prior to the occurrence of the first Interest Payment Date following the issuance of this Security, from and including the date of issuance of this Security. The Company shall give the Trustee a notice in writing should the interest rate on the Securities be required to be increased or decreased pursuant to the terms described above no later than the Business Day immediately following the date on which a change in the interest rate is required to be made as provided above.

For purposes of the Securities:

“Change of Control” means the occurrence of either of the following:

(1)         the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Subsidiaries, taken as a whole (other than in connection with a spin-off or split-off to the Company’s shareholders), to any “person” or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Public Acquirer and other than any of its Subsidiaries; or

(2)         the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Public Acquirer, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

“Public Acquirer” means any person whose securities (or depositary receipts respect thereof), or the securities of its direct or indirect parent, are listed or quoted on any national securities exchange or The NASDAQ National Market or, in the case of any non-U.S. organized person, if such securities are listed on any internationally recognized securities exchange.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

4. No Sinking Fund

The Securities do not have the benefit of any sinking fund obligations. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

5. Defeasance

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and/or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

6. Events of Default; Modifications

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be adversely affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be adversely affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

7. Registration and Transfer

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum aggregate principal amounts of $2,000 or integral multiples of $1,000 for amounts in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

8. No Recourse

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9. Persons Deemed Owners

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes (subject to Section 307 of the Indenture), whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10. Definitions; Governing Law

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.